EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 6, 2008

THE WALT DISNEY COMPANY REPORTS

SECOND QUARTER EARNINGS

•	EPS from continuing operations for the second quarter increased 35% to $0.58 compared to $0.43 in the prior-year quarter

•	Net income for the quarter increased 22% to $1.1 billion

•	Segment operating income for the quarter increased 21% to $2.1 billion, led by strong growth at Media Networks, Studio Entertainment and Parks and Resorts

BURBANK, Calif. – The Walt Disney Company today reported earnings for the second fiscal quarter and six months ended March 29, 2008. Diluted earnings per share (EPS) for the second quarter increased to $0.58, compared to $0.44 in the prior-year quarter. Earnings per share from continuing operations in the prior-year quarter totaled $0.43.

For the six-month period, diluted EPS was $1.21. EPS for the prior-year six-month period, which included gains on sales of our interests in E! Entertainment and Us Weekly, income from the discontinued operations of the ABC Radio business, and an equity-based compensation plan modification charge, which were all recognized in the first quarter of fiscal 2007, were $1.24. Excluding these items, EPS for the six-month period increased 30% to $1.21 from $0.93 in the prior-year six months.

“We had an outstanding quarter financially and creatively at The Walt Disney Company,” said Robert A. Iger, president and chief executive officer. “This performance demonstrates how The Disney Difference gives us a critical and sustainable market advantage. That difference centers on our proven ability to create high-quality content across our wide-ranging distribution and promotional platforms, allowing us to leverage our hits and grow our company.”

The following table summarizes the second quarter and six-month results for fiscal 2008 and 2007 (in millions, except per share amounts):

	Quarter Ended		Change	Six Months Ended		Change
	March 29, 2008	March 31, 2007		March 29, 2008	March 31, 2007
Revenues	$8,710	$7,954	10%	$19,162	$17,535	9%
Segment operating income (1)	$2,140	$1,764	21%	$4,389	$3,714	18%
Income from continuing operations (2)	$1,133	$919	23%	$2,383	$2,595	(8)%
Diluted EPS from continuing operations (2)	$0.58	$0.43	35%	$1.21	$1.22	(1)%
Diluted EPS (2)	$0.58	$0.44	32%	$1.21	$1.24	(2)%
Cash provided by continuing operations	$2,603	$2,206	18%	$3,265	$2,698	21%
Free cash flow (1)	$2,256	$1,905	18%	$2,669	$2,152	24%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)

Results for the six months ended March 31, 2007 included gains on the sales of equity investments in E! Entertainment and Us Weekly, income from the discontinued ABC Radio business and a charge related to a modification of equity-based compensation plans in connection with the ABC Radio transaction. Diluted EPS for the six months ended March 31, 2007 excluding these items was $0.93. See the discussion of non-GAAP financial measures below.

SEGMENT RESULTS

The following table summarizes the second quarter and six-month segment operating results for fiscal 2008 and 2007 (in millions):

	Quarter Ended		Change	Six Months Ended		Change
	March 29, 2008	March 31, 2007		March 29, 2008	March 31, 2007
Revenues (1) (2):
Media Networks	$3,612	$3,456	5%	$7,781	$7,242	7%
Parks and Resorts	2,725	2,446	11%	5,497	4,935	11%
Studio Entertainment	1,822	1,550	18%	4,463	4,183	7%
Consumer Products	551	502	10%	1,421	1,175	21%

	$8,710	$7,954	10%	$19,162	$17,535	9%

Segment operating income (1) (2):
Media Networks	$1,317	$1,152	14%	$2,225	$1,860	20%
Parks and Resorts	339	254	33%	844	659	28%
Studio Entertainment	377	234	61%	891	837	6%
Consumer Products	107	124	(14)%	429	358	20%

	$2,140	$1,764	21%	$4,389	$3,714	18%

(1)

Beginning with the first quarter fiscal 2008 financial statements, the Company began reporting Hyperion Publishing in the Media Networks segment. Previously, Hyperion Publishing had been reported in the Consumer Products segment. Prior-period amounts (which are not material) have been reclassified to conform to the current year presentation.

(2)

Operating results of the ABC Radio business are reported as discontinued operations for the prior-year quarter and six months and therefore have been excluded from the prior-year quarter and six-month segment results.

Media Networks

Media Networks revenues for the quarter increased 5% to $3.6 billion and segment operating income increased 14% to $1.3 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended		Change	Six Months Ended		Change
	March 29, 2008	March 31, 2007		March 29, 2008	March 31, 2007
Revenues:
Cable Networks	$2,110	$1,931	9%	$4,522	$4,067	11%
Broadcasting	1,502	1,525	(2)%	3,259	3,175	3%

	$3,612	$3,456	5%	$7,781	$7,242	7%

Segment operating income:
Cable Networks	$1,094	$961	14%	$1,680	$1,422	18%
Broadcasting	223	191	17%	545	438	24%

	$1,317	$1,152	14%	$2,225	$1,860	20%

Cable Networks

Operating income at Cable Networks increased 14% to $1.1 billion for the quarter primarily due to growth at ESPN and, to a lesser extent, higher income from our cable equity investments. The growth at ESPN was driven by higher affiliate revenue primarily due to contractual rate increases and subscriber growth, and advertising revenues driven by higher rates, partially offset by higher programming, administrative and marketing costs. Higher programming costs were driven by increased rights costs arising from college basketball contract renewals. Growth from our cable equity investments was primarily due to higher affiliate and advertising revenue at Lifetime and A&E.

Broadcasting

Operating income at Broadcasting increased 17% to $223 million for the quarter primarily due to the strong performance of ABC Studios productions in international markets, led by Grey’s Anatomy and Lost. This growth was partially offset by the impact of the Writer’s Guild of America strike which limited the airing of original scripted programming in primetime on the ABC Television Network resulting in lower ratings and advertising revenues. The negative impact of the strike on advertising revenue was partially offset by higher advertising rates and lower programming costs due to the reduction in hours of original scripted programming.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 11% to $2.7 billion and segment operating income increased 33% to $339 million. Operating income growth was due to improved results in our domestic businesses and at Disneyland Resort Paris, both of which were favorably impacted by the shift of the Easter holiday from the third quarter in fiscal 2007 to the second quarter in fiscal 2008.

Domestic Resorts

Operating income growth at the domestic businesses was primarily due to increased guest spending and theme park attendance at the Walt Disney World Resort and higher revenues at Disney Vacation Club, partially offset by higher operating costs at the Walt Disney World Resort. Increased guest spending was due to higher average daily hotel room rates, higher average ticket prices and increased food and beverage spending. Higher attendance was primarily driven by the benefit of the shift of the Easter holiday. The increase in operating costs was driven by labor cost inflation, new guest offerings and volume-related expenses. The benefit from higher revenues at Disney Vacation Club reflected extensions of the term of ownership on certain existing vacation home properties and higher rentals of vacation club units.

International Resorts

Operating income growth at Disneyland Resort Paris was primarily due to increased attendance and higher guest spending, partially offset by higher operating costs. Increased guest spending was driven by higher average daily hotel room rates. Higher operating costs were driven by volume-related expenses and labor cost inflation.

Studio Entertainment

Studio Entertainment revenues for the quarter increased 18% to $1.8 billion and segment operating income increased 61% to $377 million. Segment operating income growth was primarily due to increases in domestic home entertainment and worldwide theatrical distribution.

The growth in domestic home entertainment was driven by higher unit sales reflecting the performance of current quarter titles, which included Enchanted, Game Plan and No Country for Old Men as compared to Peter Pan Platinum Release, The Guardian and The Prestige in the prior-year quarter.

The increase in worldwide theatrical distribution was driven by lower distribution expenses due to significant marketing costs in the prior-year quarter for Meet the Robinsons, which was released at the end of March 2007, and the domestic performance of current quarter titles led by the continued success of National Treasure 2: Book of Secrets and the release of Hannah Montana/Miley Cyrus: Best of Both Worlds. In international markets, the improvement was primarily due to the strong performance of Enchanted and National Treasure 2: Book of Secrets.

Consumer Products

Consumer Products revenues for the quarter increased 10% to $551 million and segment operating income decreased 14% to $107 million. Lower segment operating income for the quarter was primarily due to lower recognition of minimum guarantee revenues at Merchandise Licensing and decreased revenue from licensed product at Disney Interactive Studios reflecting our continuing transition towards self-published titles. These decreases were partially offset by higher earned royalties at Merchandise Licensing and higher sales of self-published titles at Disney Interactive Studios. Higher earned royalties were driven by sales of Hannah Montana and High School Musical merchandise and increased sales at Disney Interactive Studios reflected the performance of Turok and High School Musical in the current quarter compared to Meet the Robinsons and Spectrobes in the prior-year quarter.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses decreased from $130 million to $98 million for the quarter driven by an increase in the allocation of costs to the business segments and the timing of expenses in various corporate departments.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	March 29, 2008	March 31, 2007
Interest expense	$(186)	$(167)
Interest and investment income	39	37

Net interest expense	$(147)	$(130)

The increase in interest expense for the quarter was primarily due to higher average debt balances.

Minority Interests

Minority interest expense increased from $3 million to $50 million for the quarter due to the impacts of decreased losses at Hong Kong Disneyland and Disneyland Resort Paris and increased profits at ESPN. The minority interest is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by continuing operations and free cash flow were as follows (in millions):

	Six Months Ended		Change
	March 29, 2008	March 31, 2007
Cash provided by continuing operations	$3,265	$2,698	$567
Investments in parks, resorts and other property	(596)	(546)	(50)

Free cash flow (1)	$2,669	$2,152	$517

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations increased by $567 million to $3.3 billion primarily due to higher segment operating income and the timing of payments for accounts payable and accrued expenses, partially offset by the timing of accounts receivable collections and higher investments in Disney Vacation Club properties.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Six Months Ended
	March 29, 2008	March 31, 2007
Media Networks	$98	$73
Parks and Resorts:
Domestic	305	269
International	73	127

Total Parks and Resorts	378	396

Studio Entertainment	60	34
Consumer Products	19	11
Corporate	41	32

Total investments in parks, resorts and other property	$596	$546

Depreciation expense by segment was as follows (in millions):

	Six Months Ended
	March 29, 2008	March 31, 2007
Media Networks
Cable Networks	$44	$44
Broadcasting	50	44

Total Media Networks	94	88

Parks and Resorts
Domestic	400	396
International	167	147

Total Parks and Resorts	567	543

Studio Entertainment	18	16
Consumer Products	10	9
Corporate	60	66

Total depreciation expense	$749	$722

Share Repurchases

During the first six months of fiscal 2008, the Company repurchased 61 million shares for $2.0 billion, of which 30 million shares were purchased for $0.9 billion in the second quarter. As of March 29, 2008, the Company had authorization in place to repurchase approximately 262 million additional shares, of which the Company has repurchased 13 million shares for $418 million subsequent to quarter-end through May 5, 2008.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	March 29, 2008	Sept. 29, 2007	Change
Current portion of borrowings	$2,861	$3,280	$(419)
Long-term borrowings	12,929	11,892	1,037

Total borrowings	15,790	15,172	618
Less: cash and cash equivalents	(3,860)	(3,670)	(190)

Net borrowings (1)	$11,930	$11,502	$428

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,930 million and $3,583 million attributable to Euro Disney and Hong Kong Disneyland as of March 29, 2008 and September 29, 2007, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $594 million and $604 million as of March 29, 2008 and September 29, 2007, respectively.

In April 2008, the Company completed the redemption of its $1.3 billion of 2.125% convertible senior notes due 2023 (the Notes). Substantially all of the Notes were converted into common stock based on the conversion ratio of 33.9443 for each $1,000 of principal, resulting in the issuance of 45 million shares of the Company’s common stock.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, including significant dispositions and acquisitions. In the prior-year six months, these items included gains on sales of equity investments in E! Entertainment and Us Weekly, income from the discontinued ABC Radio business and a charge related to a modification of equity-based compensation plans in connection with the ABC Radio transaction. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale and acquisition of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Six Months Ended		Change
	March 29, 2008	March 31, 2007
Diluted EPS	$1.21	$1.24	(2)%
Exclude:
Discontinued operations	—	(0.02)	nm
Gains on sales of equity investments	—	(0.31)	nm
Equity-based compensation plan modification charge	—	0.01	nm

Diluted EPS excluding certain items (1)	$1.21	$0.93	30%

(1)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Segment operating income	$2,140	$1,764	$4,389	$3,714
Corporate and unallocated shared expenses	(98)	(130)	(191)	(237)
Equity-based compensation plan modification charge	—	—	—	(48)
Gains on sales of equity investments	—	—	—	1,052
Net interest expense	(147)	(130)	(270)	(287)

Income from continuing operations before income taxes and minority interests	1,895	1,504	3,928	4,194
Income taxes	(712)	(582)	(1,471)	(1,591)
Minority interests	(50)	(3)	(74)	(8)

Income from continuing operations	1,133	919	2,383	2,595
Discontinued operations, net of tax	—	12	—	37

Net income	$1,133	$931	$2,383	$2,632

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, May 6, 2008, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 20, 2008 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments;

•	technological developments; and

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Revenues	$8,710	$7,954	$19,162	$17,535
Costs and expenses	(6,812)	(6,441)	(15,231)	(14,348)
Gains on sales of equity investments	—	—	—	1,052
Net interest expense	(147)	(130)	(270)	(287)
Equity in the income of investees	144	121	267	242

Income from continuing operations before income taxes and minority interests	1,895	1,504	3,928	4,194
Income taxes	(712)	(582)	(1,471)	(1,591)
Minority interests	(50)	(3)	(74)	(8)

Income from continuing operations	1,133	919	2,383	2,595
Discontinued operations, net of tax	—	12	—	37

Net income	$1,133	$931	$2,383	$2,632

Diluted earnings per share:
Earnings per share, continuing operations (1)	0.58	0.43	1.21	1.22
Earnings per share, discontinued operations	—	0.01	—	0.02

Earnings per share (1)	$0.58	$0.44	$1.21	$1.24

Basic earnings per share:
Earnings per share, continuing operations	0.60	0.45	1.26	1.27
Earnings per share, discontinued operations	—	0.01	—	0.02

Earnings per share (2)	$0.60	$0.46	$1.26	$1.28

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,960	2,129	1,974	2,138

Basic	1,883	2,039	1,893	2,049

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003 and adds back interest expense (net of tax) of $6 million and $11 million for the quarter and six months ended March 29, 2008, respectively, and $6 million and $11 million for the quarter and six months ended March 31, 2007, respectively.

(2)	Earnings per share may not equal the sum of the column due to rounding.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	March 29, 2008	Sept. 29, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,860	$3,670
Receivables	5,595	5,032
Inventories	841	641
Television costs	646	559
Deferred income taxes	862	862
Other current assets	592	550

Total current assets	12,396	11,314

Film and television costs	4,878	5,123
Investments	1,154	995
Parks, resorts and other property, at cost
Attractions, buildings and equipment	31,248	30,260
Accumulated depreciation	(16,035)	(15,145)

	15,213	15,115
Projects in progress	1,159	1,147
Land	1,185	1,171

	17,557	17,433

Intangible assets, net	2,473	2,494
Goodwill	22,094	22,085
Other assets	1,739	1,484

	$62,291	$60,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,399	$5,949
Current portion of borrowings	2,861	3,280
Unearned royalties and other advances	2,996	2,162

Total current liabilities	11,256	11,391

Borrowings	12,929	11,892
Deferred income taxes	2,321	2,573
Other long-term liabilities	3,851	3,024
Minority interests	1,146	1,295
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares at March 29, 2008 and at September 29, 2007	24,602	24,207
Retained earnings	26,381	24,805
Accumulated other comprehensive loss	(122)	(157)

	50,861	48,855
Treasury stock, at cost, 698.8 million shares at March 29, 2008 and 637.8 million shares at September 29, 2007	(20,073)	(18,102)

	30,788	30,753

	$62,291	$60,928

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Six Months Ended
	March 29, 2008	March 31, 2007
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income	$2,383	$2,632
Income from discontinued operations	—	(37)
Depreciation and amortization	776	734
Gains on sales of equity investments	—	(1,052)
Deferred income taxes	60	(32)
Equity in the income of investees	(267)	(242)
Cash distributions received from equity investees	257	203
Minority interests	74	8
Net change in film and television costs	56	38
Equity-based compensation	201	233
Other	114	93
Changes in operating assets and liabilities:
Receivables	(481)	(237)
Inventories	(128)	72
Other assets	(6)	130
Accounts payable and other accrued liabilities	397	(34)
Income taxes	(171)	189

Cash provided by continuing operations	3,265	2,698

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Investments in parks, resorts and other property	(596)	(546)
Proceeds from sales of equity investments	—	1,530
Acquisitions (including equity investments)	(163)	(167)
Other	(48)	133

Cash (used) provided by continuing investing activities	(807)	950

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Commercial paper borrowings, net	(616)	134
Borrowings	881	186
Reduction of borrowings	(150)	(1,260)
Dividends	(664)	(637)
Repurchases of common stock	(1,967)	(3,256)
Exercise of stock options and other	248	854

Cash used by continuing financing activities	(2,268)	(3,979)

CASH FLOW OF DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	—	62
Net cash used by investing activities of discontinued operations	—	—
Net cash provided by financing activities of discontinued operations	—	40

Increase / (decrease) in cash and cash equivalents	190	(229)
Cash and cash equivalents, beginning of period	3,670	2,411

Cash and cash equivalents, end of period	$3,860	$2,182